Exhibit 99.1
October 25, 2011

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Cynthia Williams
Senior Vice President	Executive Vice President
Investor Relations	Brand and Communications Strategy
(336) 733-3058	(336) 733-1478
TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T elects Welch as director

WINSTON-SALEM, N.C. – The directors of BB&T Corporation (NYSE: BBT) on Tuesday elected Edwin H. Welch, president of the University of Charleston, to the corporate board.

Welch, 67, joins BB&T’s corporate board effective Oct. 25 after 18 years as a director of the Branch Banking and Trust Company’s West Virginia Advisory Board. Branch Banking and Trust is the principal subsidiary of Winston-Salem, N.C.-based BB&T Corporation.

“Ed’s vast knowledge of economics, political science and education will enhance the diverse perspectives among BB&T’s corporate board members,” said BB&T Chairman and CEO Kelly King. “He understands the need for an organization to grow and evolve, as well as the related challenges. Ed also shares BB&T’s commitment to our vision, mission and values, which permeate every level of our organization and are key to our decision-making processes.”

Welch served in the executive office of the president at The White House from 1961 to 1971 in the administrations of Presidents Kennedy, Johnson and Nixon. He began his teaching career at West Virginia Wesleyan College in 1971 where he chaired the sociology and anthropology departments. He was a department chair and assistant dean at Lebanon Valley College in Pennsylvania, the academic vice president at Lakeland College in Sheboygan, Wis., and served as provost at Wartburg College in Iowa for eight years.

“It’s a high honor for me to serve on the BB&T corporate board,” Welch said. “I have followed BB&T closely since the day it entered the West Virginia banking market. I have been exceedingly impressed by the bank’s culture, its services, and its people. I hope to contribute in a small way to assuring that BB&T’s commitment to superb service is met and fulfilled every day for every customer.”

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Welch, who assumed his current role at the University of Charleston in 1989, has led the institution through unprecedented growth and fundraising, doubling full-time student enrollment, redefining the university’s mission, transforming its academic program and adding graduate schools of pharmacy and business. During his tenure, eight of the 12 buildings on campus have been built and the university has received national acclaim for its leadership in outcomes-based learning and student assessment. He also led the creation of a central administrative computing corporation called Independent College Enterprise Inc., which serves seven colleges and universities.

The Maryland native earned degrees from Western Maryland College, Boston University School of Theology and Boston University Graduate School. He studied international relations at the London School of Economics and political science and higher education administration at the Harvard Institution for Educational Management. His doctorate is in social ethics, and he is an ordained minister in the United Methodist Church.

Welch volunteers on several boards including serving as chairman of the Quality Committee for the Charleston Area Medical Center Health Systems and as a director for CAMC Health, Education, and Research Institute and the President’s Advisory Committee for the Association of Governing Boards. He is a member of the Executive Committee for the West Virginia Independent Colleges and Universities and the West Virginia Intercollegiate Athletic Conference.

About BB&T
BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with $168 billion in assets and market capitalization of $14.9 billion, as of Sept. 30, 2011. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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